Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Michael Lin	Mr. Crocker Coulson
Vice President, Investor Relations	President
China Public Security Technology, Inc.	CCG Elite Investor Relations
Tel: +1-949-743-0868	Tel: +1-646-213-1915 (NY office)
Email: mlin@chinacpby.com	Email: crocker.coulson@ccgir.com

FOR IMMEDIATE RELEASE

China Public Security Technology, Inc. Appoints New Independent Director and Chairman of Audit Committee

SHENZHEN CITY, China, March 28, 2008 – China Public Security Technology, Inc., (OTC Bulletin Board: CPBY) (“China Public Security” or the “Company”), a leading provider of public security information technology and Geographic Information Systems (“GIS”) software services, today announced that Mr. Sean Shao has been appointed as an independent member of its board of directors.  Mr. Shao will also serve as the Chairman of the Company’s audit committee when it is established.

Mr. Sean Shao has been serving as Chief Financial Officer of Trina Solar Limited (“TSL”) since August 2006, where he assisted TSL in listing on the NYSE in December 2006. Previously, he served from September 2005 to August 2006, as the Chief Financial Officer of ChinaEdu Corporation, a Chinese educational service provider, and from August 2004 to September 2005, as the Chief Financial Officer of Watchdata Technologies Ltd., a Chinese security software company.  Mr. Shao also has 10 years’ auditing experience as a senior manager with Deloitte Touche Tohmatsu CPA Ltd., in Beijing and as an assistant manager with Deloitte & Touche Toronto.  Mr. Shao is an associate member of the American Institute of Certified Public Accountants.

“We are delighted and honored to have Mr. Shao join our board of directors,” said Mr. Jiang Huai Lin, CEO and Chairman of China Public Security.  “We value his credentials and the financial expertise that he brings to the Company and look forward to working with him on our board.”

With Mr. Shao’s addition, the Company’s board of directors is now comprised of a majority of independent directors, as that term is defined by the Marketplace Rules of The Nasdaq Stock Market.

Other Events

China Public Security also announced today that the Company’s CEO, Mr. Jiang Huai Lin, has sold 1,070,000 million shares of the Company’s common stock owned by him to certain accredited investors, in a private sale transaction, for an aggregate purchase price of $4.28 million, or $4.00 per share. Mr. Lin delivered the proceeds from the sale of the shares to the Company to cover approximately $4.1 million in losses realized by the Company in connection with its investment in certain equity-linked notes.  Mr. Lin will not receive any shares of the Company’s common stock, other securities or other consideration for this capital contribution to the Company and he has waived any and all rights that he may have to make a claim against the Company for any such shares, securities or other consideration in the future.

China Public Security invested in the notes with the intent of improving the returns in its available cash, but suffered losses caused by the downturn of the Hong Kong stock market in recent months.  Although he did not have any potential for personal gain from this investment, in order to protect the interest of outside shareholders, Mr. Lin guaranteed the Company against any losses from the investment. The equity linked notes and related securities have since been liquidated by the company, and as a result of Mr. Lin’s actions, the transactions did not have any impact on the Company’s operating results or financial condition for fiscal year 2007 and will not have such impact in fiscal year 2008.

All of the company’s cash is currently deposited in interest bearing bank accounts. In addition, management and the Company’s board of directors have reviewed the Company’s cash management practices and have now put in place strict controls to ensure that going forward, the Company’s cash will only be deposited in straight interest bearing instruments that ensure the liquidity of these funds and the preservation of capital.

About China Public Security Technology, Inc.

Through its wholly-owned Chinese subsidiary, China Public Security is focused on the development and implementation of large scale, high-tech public security and GIS related projects. The Company provides a broad portfolio of fully integrated solutions and services, including public security information technology (First Responder Coordination Platform, Intelligent Border Control and Intelligent Security Surveillance), Geographic Information System (Police-use GIS and Civil-use GIS), and e-Government Platform services, software sales and maintenance. Through its exclusive contractual arrangement with Shenzhen iASPEC Software Engineering Company Limited (iASPEC), China Public Security has the licenses to 16 registered and copyrighted software applications in China. In addition, iASPEC is considered the Company's variable interest entity, and its financial data and information is consolidated into the Company's accounts.  To learn more about the Company, please visit the corporate website at http://www.chinacpby.com.

Safe Harbor Statement

This press release may contain certain “forward-looking statements” relating to the business of China Public Security Technology, Inc., and its subsidiary companies.  All statements, other than statements of historical fact included herein are “forward-looking statements” including statements regarding the effect of Mr. Shao’s appointment to the Company’s board of directors; the general ability of the Company to achieve its financial and commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

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